Exhibit 3(i)

State of Missouri Robin Carnahan, Secretary of State Corporations Division PO Box 778 / 600 W. Main St., Rm. 322 Jefferson City, MO 65102

Amendment of Articles of Incorporation

for a General Business or Close Corporation

Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1.	The present name of the Corporation is Ameren Corporation

Charter #: 00414845

The name under which it was originally organized was Arch Holding Corp.

2.	An amendment to the Corporation’s Articles of Incorporation was adopted by the shareholders on

April 21, 2011

month/day/year

3.	Article Number Eleventh is amended to read as follows:

(A new Article Number Eleventh is added to the Restated Articles of Incorporation of the Corporation to read as follows:)

“Eleventh

The liability of the Corporation’s directors to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporation Law. Any repeal or modification of this Article Eleventh by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.”

(If more than one article is to be amended or more space is needed attach additional pages)

(Please see next page)

Name and address to return filed document:

Name: Craig W. Stensland

Address: 1901 Chouteau Ave., Mail Code 1310

City, State, and Zip Code: St. Louis, MO 63166-6149	Corp. 44 (11/2008)

4.	Of the 240,652,788 shares outstanding, 240,652,788 of such shares were entitled to vote on such amendment.

The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

Class	Number of Outstanding Shares
Common	240,652,788
____________	_____________________
____________	_____________________
____________	_____________________

5.	The number of shares voted for and against the amendment was as follows:

Class	No. Voted For	No. Voted Against
Common	161,071,325	35,910,379
____________	_________________	_________________
____________	_________________	_________________
____________	_________________	_________________

6.	If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected:

7.	If the effective date of the amendment is to be a date other than the date of filing of the certificate of amendment with the Secretary of State, then the effective date, which shall be no more than 90 days following the filing date, shall be specified:

In Affirmation thereof, the facts stated above are true and correct:

(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ Craig W. Stensland	Craig W. Stensland	Assistant Secretary	April 21, 2011
Authorized Signature	Printed Name	Title	Date

Corp. 44 (11/2008)